EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-37585, 333-52331, 333-73009, 333-92855, 333-37180, 333-38710, 333-42852, 333-51388, 333-60966, 333-64432, 333-64444, 333-102587, 333-105814, 333-108658, 333-110103, 333-115759, 333-121612, 333-125208, 333-135029, 333-142628, 333-150260, 333-190413, 333-194823 and 333-208760 on Form S-3, and Registration Statement Nos. 333-30345, 333-54246, 333-106427, 333-119833, 333-134566, 333-160312, 333-160705, 333-164014, 333-176681, and 333-202761 on Form S-8 of our report dated March 12, 2014, with respect to the consolidated financial statements and schedule of Spectrum Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Spectrum Pharmaceuticals, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Irvine, California
March 14, 2016